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   This Current Report is filed by Norcal Waste Systems, Inc.
      pursuant to certain contractual requirements and not
         pursuant to the Securities Exchange Act of 1934
            and the rules and regulations thereunder.

        Date of Report (Date of earliest event reported):

                          July 26, 2000


                   NORCAL WASTE SYSTEMS, INC.
    (Exact number of registrant as specified in its charter)

     California                                  94-2922974
     (State of            (Commission           (IRS Employer
   Incorporation)         File Number)       Identification No.)

    160 Pacific Avenue San Francisco                    94111
 (Address of principal executive offices)            (Zip Code)

(Registrant's telephone number, including area code) 415/875-1000

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Item 5. Other Events.

        Effective as of July 26, 2000, Norcal Waste Systems, Inc. ("Norcal") and Norcal/San Bernardino, Inc. ("Norcal/SB" and together with Norcal, the "Norcal Parties") entered into a settlement, expressly denying any wrongdoing or legal liability of any kind, with San Bernardino County (the "County"), its current County Administrative Officer and certain County-related entities (collectively the "County Parties") to settle all of the claims asserted against the Norcal Parties in a lawsuit filed by the County Parties on June 8, 2000 in San Bernardino County (the "Action"). The lawsuit also includes claims unrelated to the Norcal Parties against various other defendants, against which the Action will proceed. In the claims against the Norcal Parties, the complaint generally also names as additional defendants James J. Hlawek, the immediate former County Administrative Officer, Harry M. Mays, Mr. Hlawek's predecessor as County Administrative Officer and a former consultant to Norcal, Bio-Reclamation Technologies, Inc., a company affiliated with Mays ("Bio-Reclamation"), and Kenneth James Walsh, a former employee of Norcal. The County Parties' complaint alleged against the Norcal Parties claims for breach of fiduciary duty, fraud, unjust enrichment and constructive trust, as well as certain claims under California statutes, including alleged violations of the Political Reform Act, the Unfair Competition law and the False Claims Act. The complaint also alleged that the County was entitled to restitution of all payments made to the Norcal Parties under Norcal's 1995 contract with the County (the "1995 Contract"), based on Section 1090 of the California Government Code, which prohibits government officials from being "financially interested in any contract made by them in their official capacity, or by any body or board of which they are members," and Section 1092 of the California Government Code, which provides that contracts violating Section 1090 "may be avoided." The complaint was based on allegations of, inter alia, a conspiracy to influence and reward Hlawek in connection with procuring and obtaining solid waste management work connected with the 1995 Contract, pursuant to which Norcal operates (through Norcal/SB) all active landfills owned by the County and is primarily responsible for implementing the County's strategic plan concerning the County's long-term waste disposal needs. The complaint further alleged that money was paid to Hlawek by Mays and/or Walsh out of proceeds of payments Norcal made to Bio-Reclamation under a consulting agreement and kickbacks Walsh allegedly received from a Norcal/SB subcontractor. Messrs. Hlawek, Mays and Walsh have all pleaded guilty to federal charges of conspiring to pay and accept bribes to influence and reward Mr. Hlawek in connection with his official duties.

        The Norcal Parties have vigorously contested each and every claim alleged against them. Based on its own internal investigation, Norcal believes that Messrs. Walsh and Mays were acting purely for their own personal gain and that no other

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employees or consultants of Norcal or its subsidiaries
(collectively the "Company") were aware of or otherwise involved with Messrs. Walsh's and May's illegal conduct. While the Norcal Parties believe that they have meritorious defenses to the County Parties' claims, they also believe that the settlement agreement is in their best interest because, among other reasons, it resolves this litigation and thereby avoids the further investment by the Company of significant time and expense, management distraction, continuing adverse publicity and uncertainties inherent in litigation, particularly where extraordinary damages are sought.

        The settlement agreement is filed as an exhibit to this current report, and the following summary of the settlement agreement is qualified by the express terms thereof which are filed as an exhibit to this Current Report. Among other terms, the settlement agreement provides for a mutual release by the County and the Norcal Parties of all claims asserted in the Action and various other claims and counterclaims related to the subject matter of the Action, preserving, however, any claims that may arise out of acts occurring after a future date specified in the settlement agreement and certain claims to enforce obligations under the 1995 Contract. The releases generally extend, with certain exceptions, to the parties' officers, directors, employees, agents and others as well as to any affiliated parties that control, are controlled by or under common control with the parties. The settlement agreement also requires the County Parties to dismiss with prejudice the Action as against the Norcal Parties. Pursuant to the settlement, Norcal will pay to the County $6,561,000, as well as 50% of any net proceeds of certain claims that the Norcal Parties, or either of them, may choose, in their sole discretion, to assert against certain other defendants in the Action. It is Norcal's current intention to pursue these claims. The Company will record the $6,561,000 settlement amount as a litigation expense in the quarterly period ending June 30, 2000. The settlement agreement also provides that the Norcal Parties may not bid on any successor contract with the County until five years after the expiration of the 1995 Contract. Further, the settlement agreement requires both the Norcal Parties and the County Parties to continue to perform their obligations under the 1995 Contract until its final termination.

        Pursuant to a January 2000 amendment to the 1995 Contract, the 1995 Contract will end no later than 90 days from Norcal's receipt of written notice of termination by the County after identification of the successful proposer under the Request for Proposal process for a new contract, and in any event no later than June 30, 2001. Although the Company's results of operations and cash flows will be adversely impacted by the termination of the 1995 Contract, management believes that such termination will not have a material adverse effect on the Company's financial condition or on its ability to maintain its other operations and service its debt.

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Item 7.  Financial Statements, Pro Forma Financial Information
and Exhibits.

(c) Exhibits

99.1 Settlement Agreement, dated July 25, 2000, by and among Norcal Waste Systems, Inc., Norcal/San Bernardino, Inc., the County of San Bernardino, William Randolph (County Administrative Officer of the County of San Bernardino), Inland Empire Public Facilities Corporation, Inland Empire Solid Waste Financing Authority, San Bernardino County Financing Authority and San Bernardino County Flood Control District.



                               /s/ Mark R. Lomele
                               _____________________________
                               Mark R. Lomele
                               Senior Vice President and
                               Chief Financial Officer

Dated as of July 26, 2000